                                                       REGISTRATION NO. 33-57827
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ---------------
                                   FORM S-1*


                                AMENDMENT NO. 6

                                       TO
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                ---------------
                      FORD CREDIT AUTO LEASE TRUST 1995-1
                             (Issuer of the Notes)
                                ---------------
                                RCL TRUST 1995-1
                   (Originator of the Trust described herein)
             (Exact name of registrant as specified in its charter)

        FORD MOTOR CREDIT                  A Delaware Trust                FORD CREDIT LEASING
             COMPANY                 Primary Standard Industrial              COMPANY, INC.
  (Originator of the Registrant;            Classification            (Originator of the Registrant;
  issuer of a corporate Limited RV          Code Number 6733        originator of Ford Credit Titling
   Guaranty; originator of Ford            IRS Employer No.                       Trust)
      Credit Titling Trust)                   38-6648374
      A Delaware Corporation              The American Road               A Delaware Corporation
   Primary Standard Industrial         Dearborn, Michigan 48121        Primary Standard Industrial
          Classification                    (313) 594-9876                    Classification
         Code Number 6153                                                    Code Number 6159
   IRS Employer No. 38-1612444                                               IRS Employer No.
                                                                                38-3156318
        The American Road                  ---------------                  The American Road
     Dearborn, Michigan 48121                                            Dearborn, Michigan 48121
          (313) 322-3000                                                      (313) 845-4072

                              J. D. BRINGARD, ESQ.
                           Ford Motor Credit Company
                               The American Road
                            Dearborn, Michigan 48121
                                 (313) 594-7742
                     (Name and Address of Agent for Service
                     for each of the above named entities)

                                    Copy to:
                             SUSAN M. CURTIS, ESQ.
                      Skadden, Arps, Slate, Meagher & Flom
                                919 Third Avenue
                            New York, New York 10022
                                 (212) 735-3000
                                ---------------
    Approximate date of commencement of proposed sale to the public: As soon as practicable on or after the effective date of this Registration Statement.
    If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. / /
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. / /
                        CALCULATION OF REGISTRATION FEE

- ----------------------------------------------------------------------------------------------------------------------
- ----------------------------------------------------------------------------------------------------------------------

                                                            PROPOSED             PROPOSED
                                                             MAXIMUM             MAXIMUM
        TITLE OF SECURITIES            AMOUNT BEING      OFFERING PRICE         AGGREGATE              AMOUNT OF
         BEING REGISTERED               REGISTERED         PER UNIT(1)      OFFERING PRICE(1)     REGISTRATION FEE(3)
- ----------------------------------------------------------------------------------------------------------------------
Class A-1 Asset Backed Notes.......   $113,000,000.00           100%           $113,000,000.00         $ 38,965.53
- ----------------------------------------------------------------------------------------------------------------------
Class A-2 Asset Backed Notes.......   $500,521,000.00           100%           $500,521,000.00         $172,593.43
- ----------------------------------------------------------------------------------------------------------------------
Limited RV Guaranty................               (2)           (2)                        (2)                 (2)
- ----------------------------------------------------------------------------------------------------------------------
Series 1995-1 Certificates(4)......               (2)           (2)                        (2)                 (2)
- ----------------------------------------------------------------------------------------------------------------------
TOTAL..............................   $613,521,000.00                          $613,521,000.00         $211,558.98
- ----------------------------------------------------------------------------------------------------------------------
- ----------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee.
(2) Not applicable.
(3) Previously paid.
(4) The Series 1995-1 Certificates issued by Ford Credit Titling Trust represent a beneficial interest in Series 1995-1 Assets (including Series 1995-1 Leases and Series 1995-1 Leased Vehicles). The Series 1995-1 Certificates are not being offered to investors hereunder, but will be pledged to the Indenture Trustee to secure the payment of interest on and principal of the Notes.
- -------------------------
* This Registration Statement constitutes a filing on Form S-1 in respect of the Asset Backed Notes and the Series 1995-1 Certificates and a filing on Form S-3 in respect of the Limited RV Guaranty.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

     As more fully described herein, the assets of the Issuer will include certificates (the "Series 1995-1 Certificates") transferred to the Issuer by the Transferor representing a 100% undivided beneficial interest in specified retail automobile and light-duty truck leases originated in the states of California, New York and Pennsylvania (the "Series 1995-1 Leases"), all payments from lessees (the "Obligors") thereunder, the related leased vehicles (the "Series 1995-1 Leased Vehicles") and all proceeds from the sale of Series 1995-1 Leased Vehicles upon termination of the related Series 1995-1 Leases. Subject to the security interest granted to the Indenture Trustee pursuant to the Indenture to secure the Notes, the Issuer will enter into the Program Operating Lease with the Transferor pursuant to which the Transferor will be entitled to the benefits of the Series 1995-1 Certificates during the term of the underlying Series 1995-1 Leases in exchange for the payment by the Transferor of certain amounts paid under the underlying Series 1995-1 Leases and paid from the sale of Series 1995-1 Leased Vehicles. These payments will be applied by the Issuer, together with other amounts payable on the Series 1995-1 Certificates, to pay interest on and principal of the Notes and Lease Trust Certificates. See "Series 1995-1 Certificates -- Lease of the Series 1995-1 Certificates to the Transferor." The Issuer will have the benefit of the Reserve Account established by the Transferor to secure certain of its payments under the Program Operating Lease and the benefit of the Limited RV Guaranty issued by Ford Credit to cover shortfalls, if any, between the Residual Value (subject to certain adjustments as described herein) of Series 1995-1 Leased Vehicles which are sold on or after expiration of the related Series 1995-1 Leases and the amounts actually received from the sale of such vehicles. In addition, the aggregate initial principal balance of the Notes and Lease Trust Certificates will be overcollateralized to the extent that the Initial Pool Balance exceeds such aggregate initial principal balance. As outlined above and as more fully described herein, the sources of payments on the Notes will be limited to the Series 1995-1 Certificates (including the payments by the Transferor under the Program Operating Lease and the overcollateralization provided by the excess of the Initial Pool Balance over the aggregate initial principal balance of the Notes and the Lease Trust Certificates) and the benefits provided by the Reserve Account and the Limited RV Guaranty.

     Interest on the Notes will accrue at the respective fixed per annum interest rates specified above and generally will be payable quarterly on August 15, November 15, February 15 and May 15 of each year, commencing August 15, 1995 or, if any such day is not a business day, on the next succeeding business day (each, a "Payment Date"). Principal of the Notes will be payable on each Payment Date to the extent described herein. No principal payments will be made on the Class A-2 Notes until the Class A-1 Notes have been paid in full; provided that if an Event of Default under the Indenture has occurred and the maturity of the Notes has been accelerated, principal payments will be made on the Notes on a pro rata basis based on their respective principal balances, without any distinction between Classes. No principal will be payable on the Lease Trust Certificates until the Notes have been paid in full.


     The Stated Maturity of the Class A-1 Notes will be the May 15, 1996 Payment Date. The Stated Maturity of the Class A-2 Notes will be the November 15, 1998 Payment Date. However, payment in full of either Class of Notes could occur earlier than such date as described herein.


     Prospective investors should consider the factors set forth under "Special Considerations" for a discussion of the material risks in connection with the purchase of the Notes.

     There is currently no secondary market for the Notes offered hereby. The Underwriters expect, but will not be obligated, to make a market in the Notes. There can be no assurance that a secondary market for any of the Notes will develop or, if one does develop, that it will provide the Noteholders with liquidity of investment or that it will continue for the life of the Notes offered hereby.

                             AVAILABLE INFORMATION

     The Transferor, as originator of the Issuer, has filed a Registration Statement under the Securities Act of 1933, as amended (the "Securities Act"), with the Securities and Exchange Commission (the "Commission") on behalf of the Issuer with respect to the Notes offered pursuant to this Prospectus. For further information, reference is made to the Registration Statement and amendments thereof and to the exhibits thereto, which are available for inspection without charge at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549; 7 World Trade Center, 13th Floor, New York, New York 10048; and Northwest Atrium Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of the Registration Statement and amendments thereof and exhibits thereto may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

     Mr. Bringard is a full time employee of Ford Credit and owns and holds options to purchase shares of Common Stock of Ford. Skadden, Arps, Slate, Meagher & Flom has from time to time represented Ford and Ford Credit in connection with certain transactions.

                                    EXPERTS

     The financial statements, which are incorporated in this Prospectus by reference to Ford Credit's Annual Report on Form 10-K for 1994, have been audited by Coopers & Lybrand L.L.P. independent certified public accountants, to the extent indicated in their report therein, and have been so incorporated in reliance upon the report of that firm and upon their authority as experts in accounting and auditing.


     With respect to the unaudited interim financial information of Ford Credit for the periods ended March 31, 1995 and 1994, incorporated by reference in this Prospectus, the independent certified public accountants have reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their report included in Ford Credit's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995 and incorporated by reference herein, states that they did not audit and they do not express an opinion on that interim financial information. The accountants are not subject to the liability provisions of Section 11 of the Securities Act for their report on the unaudited interim financial information because such report is not a "report" or a "part" of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of such Act.

     "Stated Maturity" means with respect to the Class A-1 Notes, the May 15, 1996 Payment Date and with respect to the Class A-2 Notes, the November 15, 1998 Payment Date.


     "Supplemental Administrative Agent Fee" means, with respect to any Collection Period, all late fees, prepayment charges and certain other administrative fees and expenses or similar charges allowed by applicable law with respect to Leases and Leased Vehicles, and interest on amounts invested in the Payment Account.

     "Term Extension" is defined on page 57 in "Description of the Administrative Agency Agreement -- Collection of Total Monthly Payments; Extension of Leases."

     "Total Available Funds" is defined on page 7 in "Summary -- Principal" and on page 49 in "Description of the Notes -- The Indenture Cash Flows."

     "Total Monthly Payment" is defined on page 9 in "Summary -- The Series 1995-1 Assets."

     "Transfer Agreement" means the Transfer Agreement dated as of May 24, 1995 between the Transferor, as transferor, and the Issuer, as transferee.

     "Transferor" is RCL Trust 1995-1.

     "Transferor Lease Trust Certificates" means the Lease Trust Certificates held by the Transferor and Ford Credit Leasing which in addition to representing the rights of a Lease Trust Certificate also represents the right to the Deferred Amount.

     "Transferor Purchase Option Price" is defined on page 12 in "Summary -- Transferor Leased Vehicle Purchase Option" and on page 31 in "Series 1995-1 Certificates -- Lease of the Series 1995-1 Certificates to the Transferor."

     "UCC" means the Uniform Commercial Code.

     "Uncollected Excess Wear and Tear and Excess Mileage" means, with respect to any Payment Date and the related Accrual Period, all amounts which are due but not collected from an Obligor with respect to a Series 1995-1 Lease which terminated on its Scheduled Lease End Date as a result of (i) excess wear and tear with respect to such Series 1995-1 Leased Vehicle and (ii) mileage charges incurred in excess of the amount permitted pursuant to the related Series 1995-1 Lease.

     "Underwriting Agreement" is defined on page 83 in "Underwriting."

     "Underwriters" are J.P. Morgan Securities Inc, Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

     "Use and Lease Tax Amounts" is defined on page 32 in "The Leases and Leased Vehicles -- Origination Procedures."

     "VCR" is defined on page 33 in "The Leases and Leased Vehicles -- Servicing Procedures."

     "Vehicle Insurance and Maintenance Amounts" means, with respect to any Lease, any payment due in connection with a Monthly Payment for remittance to the related Dealer in connection with servicing of the related Leased Vehicle or the provision of vehicle insurance.

     "Voluntary Early Termination" is defined on page 33 in "The Leases and Leased Vehicles -- Servicing Procedures."

     "Voluntary Early Termination Proceeds" is defined on page 48 in "Description of the Notes -- The Indenture Cash Flows."

15.1   --    Letter from Coopers & Lybrand L.L.P. regarding Unaudited Interim Financial
             Information.*
23.1   --    Consent of J.D. Bringard Esq., Vice President-General Counsel of Ford Motor Credit
             Company (included as part of Exhibit 5.1).*
23.2   --    Consent of Skadden, Arps, Slate, Meagher & Flom (included as part of Exhibit 8.1).
23.3   --    Consent of Coopers & Lybrand L.L.P.*
24.1   --    Powers of Attorney of officers and directors of Ford Motor Credit Company.*
24.2   --    Powers of Attorney of officers and directors Ford Credit Leasing Company, Inc.*
25.1   --    Form T-1 of Chemical Bank.*


- -------------------------
 * Previously filed
** Incorporated by reference to Exhibits 3.1 (Restated Certificate of
   Incorporation) and 3.2 (By-Laws) to Ford Motor Credit Company's Registration Statement on Form S-1 (Registration No. 33-25082)

(B) FINANCIAL STATEMENTS:

     [Not Applicable]

ITEM 17. UNDERTAKINGS.

     (a) To provide to the Underwriter at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(b) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933 each posteffective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 6 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Detroit and the State of Michigan on the 17th day of May, 1995.


                                      RCL TRUST 1995-1

                                        By FORD MOTOR CREDIT COMPANY,
                                           Depositor and Beneficiary of the
                                           Registrant

                                          By           WILLIAM E. ODOM*
                                          --------------------------------------
                                              (William E. Odom, Chairman
                                              of the Board of Directors of
                                              Ford Motor Credit Company)

                                        By FORD CREDIT LEASING COMPANY,
                                           INC., Depositor and Beneficiary
                                           of the Registrant

                                          By           HURLEY D. SMITH*
                                          --------------------------------------
                                              (Hurley D. Smith, Chairman
                                              of the Board of Directors of
                                              Ford Credit Leasing Company, Inc.)

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 6 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Detroit and the State of Michigan on the 17th day of May, 1995.


                                      FORD CREDIT TITLING TRUST

                                      By FORD MOTOR CREDIT COMPANY,
                                         Grantor and Beneficiary of the
                                         Registrant

                                        By            WILLIAM E. ODOM*
                                           -------------------------------------
                                           (William E. Odom, Chairman
                                           of the Board of Directors of
                                           Ford Motor Credit Company)

                                      By FORD CREDIT LEASING COMPANY,
                                         INC., Grantor and Beneficiary
                                         of the Registrant

                                        By            HURLEY D. SMITH*
                                           -------------------------------------
                                           (Hurley D. Smith, Chairman
                                           of the Board of Directors of
                                           Ford Credit Leasing Company, Inc.)


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 6 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Detroit and the State of Michigan on the 17th day of May, 1995.


                                      FORD MOTOR CREDIT COMPANY

                                      By             WILLIAM E. ODOM*
                                      ------------------------------------------
                                          (William E. Odom, Chairman
                                          of the Board of Directors of
                                          Ford Motor Credit Company)

     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 6 to the Registration Statement has been signed below by the following officers and directors of FORD MOTOR CREDIT COMPANY, in the capacities and on the date indicated.



                  SIGNATURE                                 TITLE                    DATE
- ---------------------------------------------     --------------------------     ------------
              WILLIAM E. ODOM*                    Chairman of the Board of       May 17, 1995
- ---------------------------------------------        Directors and Director
              (William E. Odom)                      (principal executive
                                                     officer)

             KENNETH J. COATES*                   Director and Executive         May 17, 1995
- ---------------------------------------------        Vice President-Finance
             (Kenneth J. Coates)                     (principal financial
                                                     officer)

             TERRENCE F. MARRS*                   Controller (principal          May 17, 1995
- ---------------------------------------------        accounting officer)
             (Terrence F. Marrs)

              JOHN G. CLISSOLD*                   Director                       May 17, 1995
- ---------------------------------------------
             (John G. Clissold)

              EDSEL B. FORD II*                   Director                       May 17, 1995
- ---------------------------------------------
             (Edsel B. Ford II)

             DAVID N. MCCAMMON*                   Director                       May 17, 1995
- ---------------------------------------------
             (David N. McCammon)

              ROBERT D. WARNER*                   Director                       May 17, 1995
- ---------------------------------------------
             (Robert D. Warner)

              KENNETH WHIPPLE*                    Director                       May 17, 1995
- ---------------------------------------------
              (Kenneth Whipple)


*By         /s/ R. P. CONRAD
     -------------------------------
       (R. P. Conrad, Attorney in
                 Fact)

     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 6 to the Registration Statement has been signed below by the following officers and directors of FORD CREDIT LEASING COMPANY, INC., in the capacities and on the date indicated.



                  SIGNATURE                                 TITLE                    DATE
- ---------------------------------------------     --------------------------     ------------
              HURLEY D. SMITH*                    Chairman of the Board of       May 17, 1995
- ---------------------------------------------        Directors and Director
              (Hurley D. Smith)                      (principal executive
                                                     officer)

             TERRENCE F. MARRS*                   Controller (principal          May 17, 1995
- ---------------------------------------------        financial officer)
             (Terrence F. Marrs)

             RICHARD P. CONRAD*                   Director                       May 17, 1995
- ---------------------------------------------
             (Richard P. Conrad)

               KEVIN F. KELLY*                    Director                       May 17, 1995
- ---------------------------------------------
              (Kevin F. Kelly)

                MARIO SPIVAK*                     Director                       May 17, 1995
- ---------------------------------------------
               (Mario Spivak)


*By         /s/ R. P. CONRAD
     -------------------------------
       (R. P. Conrad, Attorney in
                 Fact)

                                 EXHIBIT INDEX


EXHIBITS                                        DESCRIPTION                                  PAGE
- --------         --------------------------------------------------------------------------  ----
   1.1     --    Form of Underwriting Agreement.*
   3.1     --    Form of Amended and Restated Trust Agreement of RCL Trust 1995-1, among
                 Ford Credit, Ford Credit Leasing and the RCL Trustee.*
   3.2     --    Restated Certificate of Incorporation of Ford Motor Credit Company.**
   3.3     --    By-Laws of Ford Motor Credit Company.**
   3.4     --    Certificate of Incorporation of Ford Credit Leasing Company, Inc.*
   3.5     --    By-Laws of Ford Credit Leasing Company, Inc.*
   4.1     --    Form of Trust Agreement of the Issuer, between the RCL Trustee and the
                 Lease Trustee.*
   4.2     --    Form of Trust Indenture, between the Lease Trustee and the Indenture
                 Trustee.*
   4.3     --    Form of Class A-1 Note (included as part of Exhibit 4.2).*
   4.4     --    Form of Class A-2 Note (included as part of Exhibit 4.2).*
   4.5     --    Form of Limited RV Guaranty.*
   5.1     --    Opinion of J.D. Bringard, Esq., Vice President-General Counsel of Ford
                 Motor Credit Company with respect to legality.*
   8.1     --    Opinion of Skadden, Arps, Slate, Meagher & Flom with respect to tax matters.*
   8.2     --    Opinion of J.D. Bringard, Esq., Vice President-General Counsel of Ford
                 Motor Credit Company with respect to Michigan income tax matters.*
  10.1     --    Form of FCTT Agreement, among Ford Credit, Ford Credit Leasing and
                 Comerica.*
  10.2     --    Form of Administrative Agency Agreement, among Comerica, Ford Credit and
                 Ford Credit Leasing.*
  10.3     --    Form of Series 1995-1 Supplement, among Comerica, Ford Credit and Ford
                 Credit Leasing.*
  10.4     --    Form of Asset Contribution Agreement, among Ford Credit, Ford Credit
                 Leasing and the RCL Trustee.*
  10.5     --    Form of Transfer Agreement, between the RCL Trustee and the Lease
                 Trustee.*
  10.6     --    Form of Program Operating Lease, between the RCL Trustee and the Lease
                 Trustee.*
  10.7     --    Form of Appendix A and Appendix I -- Definitions.*
  15.1     --    Letter from Coopers & Lybrand L.L.P. regarding unaudited Interim Financial
                 Information.*
  23.1     --    Consent of J.D. Bringard Esq., Vice President - General Counsel of Ford
                 Motor Credit Company (included as part of Exhibit 5.1).*
  23.2     --    Consent of Skadden, Arps, Slate, Meagher & Flom (included as part of
                 Exhibit 8.1).*
  23.3     --    Consent of Coopers & Lybrand.*
  24.1     --    Powers of Attorney of officers and directors of Ford Motor Credit
                 Company.*
  24.2     --    Powers of Attorney of officers and directors of Ford Credit Leasing
                 Company, Inc.*
  25.1     --    Form T-1 of Chemical Bank.*


- -------------------------
 * Previously filed
** Incorporated by reference to Exhibits 3.1 (Restated Certificate of
   Incorporation) and 3.2 (By-Laws) to Ford Motor Credit Company's Registration Statement on Form S-1 (Registration No. 33-25082)